Exhibit 99.1

RRD REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

DELIVERED HIGHEST ANNUAL ORGANIC SALES GROWTH RATE SINCE 2014

ISSUES 2019 GUIDANCE

Chicago, February 26, 2019 – R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD”) today reported financial results for the fourth quarter and full year of 2018.

“I am pleased to report that in 2018 we achieved our second consecutive year of improved organic sales performance and our highest annual organic sales growth since 2014. With both our Business Services and Marketing Solutions segments delivering organic growth for the year, we are demonstrating our unique ability to provide solutions to help our clients improve customer engagement and drive business performance. Throughout the year, we took significant steps to position RRD for the future, including realigning our organizational structure, executing significant cost reduction initiatives and repositioning our balance sheet in support of our strategic priorities. I am also excited that we concluded the year with a $115 million contract award for the 2020 U.S. Census work,” said Dan Knotts, President and Chief Executive Officer. “As we look to 2019, we have a solid client opportunity pipeline and our teams are aggressively implementing plans to address the inflationary cost headwinds that we expect to face throughout the year. We also plan to increase our investments in critical strategic initiatives, including new client implementations, as we continue to execute our strategy and further establish RRD’s position as a leading provider of marketing and business communications.”

Financial highlights

The following table provides an overview of RRD’s financial performance:

	Q4 2018	Q4 2017	% Change
Net sales	$1.76 billion	$1.93 billion	(8.4%)
Income from operations	$90.0 million	$101.9 million	(11.7%)
Diluted loss per share	$(0.32)	$(0.75)	57.3%

Adjusted income from operations - non-GAAP (1)	$107.0 million	$108.2 million	(1.1%)
Adjusted diluted earnings per share - non-GAAP (1)	$0.64	$0.81	(21.0%)
(1)	See page 8 for a complete listing of items excluded and a reconciliation of GAAP to non-GAAP amounts.

Net sales in the quarter were $1.76 billion, down $162.4 million or 8.4% from the fourth quarter of 2017, including a $119.5 million impact from the July 2018 disposition of the Print Logistics business. On an organic basis, consolidated net sales decreased 1.2% primarily driven by lower volume, including the planned exit of low margin sourcing business, and modest price pressure in the Business Services segment.

Income from operations was $90.0 million in the fourth quarter compared to $101.9 million in the fourth quarter of 2017. The fourth quarter of 2018 included pre-tax restructuring, impairment and other charges of $16.0 million. The prior year period included pre-tax restructuring, impairment and other charges of $6.3 million.

Non-GAAP adjusted income from operations of $107.0 million, or 6.1% of net sales, decreased $1.2 million from $108.2 million, or 5.6% of net sales, reported in the prior year period which included Print Logistics. Productivity improvements and favorable changes in foreign exchange rates of approximately $8 million were offset by volume and price declines as well as inflationary cost increases.

Diluted loss per share attributable to common stockholders was $0.32 in the fourth quarter of 2018 compared to $0.75 in the fourth quarter of 2017. The fourth quarter of 2018 included a $0.45 loss per share on debt extinguishments and a $0.32 loss per share for adjustments related to the Tax Cuts and Jobs Act of 2017 (“Tax Reform”). The fourth quarter of 2017 included a $1.57 loss per share related to Tax Reform. Non-GAAP adjusted diluted earnings per share attributable to common stockholders of $0.64 in 2018 decreased from $0.81 in 2017 primarily due to higher taxes.

Other highlights and information

Cash provided by operating activities of $267.4 million in the fourth quarter of 2018 increased $46.3 million versus the prior year period amount. Cash provided by operating activities during the twelve months ended December 31, 2018 was $203.5 million compared to $217.9 million in the prior year period. The full year decrease is primarily related to lower operating earnings, including the impact from the Print Logistics disposition. Capital expenditures in the twelve months ended December 31, 2018 were $104.4 million versus $108.5 million in the prior year period and proceeds from dispositions and other asset sales, including non-refundable deposits collected were $98.6 million in 2018.

As of December 31, 2018, cash on hand was $370.6 million and total debt outstanding was $2.09 billion, including $59.0 million drawn against the credit facility. Availability under the credit facility was $524.0 million at December 31, 2018.

2019 guidance

The Company provides its full year guidance as follows:

Current Guidance
February 26, 2019
Net sales	$6.50 billion to $6.70 billion
Adjusted income from operations - non-GAAP (1)	$225 million to $265 million
Adjusted diluted EPS - non-GAAP (1)	$0.60 to $0.90
Cash flow from operations (2)	$150 million to $180 million

Depreciation and amortization	Approximately $175 million
Interest expense - net	Approximately $160 million
Adjusted effective tax rate - non-GAAP (1), (3)	Approximately 50%
Capital expenditures (4)	$135 million to $145 million
Proceeds from facility sales (5)	Approximately $25 million

(1)

Certain components of the guidance given in the table above are provided on a non-GAAP basis only, without providing a reconciliation to guidance provided on a GAAP basis. Information is presented in this manner, consistent with SEC rules, because the preparation of such a reconciliation could not be accomplished without "unreasonable efforts." The Company does not have access to certain information that would be necessary to provide such a reconciliation, including non-recurring items and other items that are not indicative of the Company's ongoing operations. Such items include, but are not limited to, restructuring charges, impairment charges, pension settlement charges, acquisition-related expenses, gains or losses on investments and business disposals, losses on debt extinguishment, OPEB curtailments and other similar gains or losses not reflective of the Company's ongoing operations. The Company does not believe that excluding such items is likely to be significant to an assessment of the Company's ongoing operations, given that such excluded items are not believed to be indicators of business performance.

(2)

2019 cash flow from operations guidance includes restructuring payments related to the previously announced sale and relocation of a printing facility in Shenzhen, China and higher net tax payments primarily related to lower tax refunds relative to 2018.

(3)

2019 adjusted effective tax rate - non-GAAP guidance reflects a significantly higher rate than the statutory domestic rate primarily due to continued limitations on the Company’s domestic interest expense deduction as a result of Tax Reform. As earnings grow and debt is reduced, the Company expects the negative impact from Tax Reform to lessen over time.

(4)

2019 capital expenditures guidance assumed to be higher primarily related to investments associated with building a new facility following the sale and relocation of a printing facility in Shenzhen, China and additional investments related to the recently awarded 2020 Census contract. The Company expects its 2020 capital expenditures level to return to its previously stated range of 1.5% to 1.7% of net sales.

(5)	2019 proceeds from facility sales guidance reflects one additional non-refundable deposit expected to be collected related to the planned sale of the facility in China.

Conference call

RRD will host a conference call to discuss its fourth quarter results Wednesday, February 27, 2019 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants may listen to the call by dialing 612.234.9960 (access code 464280#). For those unable to listen live, a telephonic replay of the call will be available until April 30, 2019 at 320.365.3844 (access code 464280#).

A slide presentation will be available on the Investors section of the RRD website at www.rrd.com.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 39,500 employees across 34 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

For more information, visit the Company's web site at www.rrd.com.

Use of non-GAAP information

This news release contains non-GAAP financial measures, including non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales. The Company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide useful information about its operating results and enhance the overall ability to assess the Company’s financial performance. These measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. RRD uses these non-GAAP measures, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Additional information relating to the adjustments for the non-GAAP SG&A, non-GAAP income from operations, non-GAAP Adjusted EBITDA, non-GAAP effective tax rate, non-GAAP net earnings (loss) attributable to common stockholders, non-GAAP diluted earnings (loss) per share and non-GAAP organic net sales for RRD is set forth in the attached schedules.

Use of forward-looking statements

This news release includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the business, strategy and plans of the Company and its expectations relating to future financial condition and performance. These statements include all those under the column labeled “Current Guidance February 26, 2019” in the table included under the “2019 Guidance” section. Statements that are not historical facts, including statements about RRD’s management’s beliefs and expectations, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While RRD believes these expectations, assumptions, estimates and projections are reasonable, such forward-

looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond RRD’s control. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from RRD’s current expectations depending upon a number of factors affecting the business and risks associated with the performance of the business. These factors include such risks and uncertainties detailed in RRD’s periodic public filings with the SEC, including but not limited to those discussed under the “Risk Factors” section in RRD’s Form 10-K for the fiscal year ended December 31, 2017, and other filings with the SEC and in other investor communications of RRD from time to time. RRD does not undertake to and specifically disclaims any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

Brian Feeney, Senior Vice President, Investor Relations

Telephone: 630-322-6908

E-mail: brian.feeney@rrd.com

Source: RRD

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Operations
For the Periods Ended December 31, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017
Total net sales	$1,763.4	$1,925.8	$6,800.2	$6,939.6

Total cost of sales (1)	1,408.7	1,561.9	5,544.8	5,623.4

Total gross profit (1)	354.7	363.9	1,255.4	1,316.2
Selling, general and administrative expenses (SG&A) (1)	204.0	207.4	830.4	860.4
Restructuring, impairment and other - net	16.0	6.3	38.8	53.0
Depreciation and amortization	43.9	48.3	181.4	191.4
Other operating expense (income)	0.8	—	(3.8)	—
Income from operations	90.0	101.9	208.6	211.4
Interest expense - net	42.6	42.3	168.3	179.6
Investment and other income - net	(5.7)	(4.2)	(20.4)	(63.8)
Loss on debt extinguishment	32.3	—	32.4	20.1
Earnings before income taxes	20.8	63.8	28.3	75.5
Income tax expense	43.3	116.1	37.9	108.7
Net loss	(22.5)	(52.3)	(9.6)	(33.2)
Less: Income attributable to noncontrolling interests	0.2	0.5	1.4	1.2
Net loss attributable to RRD common stockholders	$(22.7)	$(52.8)	$(11.0)	$(34.4)

Net loss per share attributable to RRD common stockholders:
Basic net loss per share	$(0.32)	$(0.75)	$(0.16)	$(0.49)
Diluted net loss per share	$(0.32)	$(0.75)	$(0.16)	$(0.49)

Weighted average common shares outstanding:
Basic	70.7	70.2	70.6	70.2
Diluted	70.7	70.2	70.6	70.2

Additional information:
Gross margin (1)	20.1%	18.9%	18.5%	19.0%
SG&A as a % of total net sales (1)	11.6%	10.8%	12.2%	12.4%
Operating margin	5.1%	5.3%	3.1%	3.0%
Effective tax rate	208.2%	182.0%	133.9%	144.0%

(1)	Exclusive of depreciation and amortization.

R.R. Donnelley & Sons Company
Condensed Consolidated Balance Sheets
As of December 31, 2018 and December 31, 2017
(UNAUDITED)
(in millions, except per share data)

	12/31/2018	12/31/2017
Assets

Cash and cash equivalents	$370.6	$273.4
Receivables, less allowances for doubtful accounts	1,298.3	1,417.6
Inventories	329.7	416.8
Prepaid expenses and other current assets	101.1	109.1
Total Current Assets	2,099.7	2,216.9
Property, plant and equipment - net	531.3	615.1
Goodwill	553.4	588.5
Other intangible assets - net	113.3	143.3
Deferred income taxes	66.9	81.7
Other noncurrent assets	276.2	259.0
Total Assets	$3,640.8	$3,904.5

Liabilities

Accounts payable	987.3	1,094.7
Accrued liabilities and other	347.4	447.5
Short-term and current portion of long-term debt	216.2	10.8
Total Current Liabilities	1,550.9	1,553.0
Long-term debt	1,875.3	2,098.9
Pension liabilities	97.9	102.7
Other postretirement benefits plan liabilities	67.8	113.2
Long-term income tax liability	91.1	59.4
Other noncurrent liabilities	203.2	180.2
Total Liabilities	$3,886.2	$4,107.4

Equity

Common stock, $0.01 par value
Authorized: 165.0 shares;
Issued: 89.0 shares in 2018 and 2017	0.9	0.9

Additional paid-in capital	3,404.0	3,444.0
Accumulated deficit	(2,225.7)	(2,225.7)
Accumulated other comprehensive loss	(153.8)	(103.7)
Treasury stock, at cost, 18.6 shares in 2018 (2017 - 18.9 shares)	(1,285.5)	(1,333.1)
Total RRD stockholders' equity	(260.1)	(217.6)
Noncontrolling interests	14.7	14.7
Total Equity	$(245.4)	$(202.9)
Total Liabilities and Equity	$3,640.8	$3,904.5

R.R. Donnelley & Sons Company
Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2018 and 2017
(UNAUDITED)
(in millions)

	2018	2017

Net loss	$(9.6)	$(33.2)
Adjustment to reconcile net loss to net cash used in operating activities	221.2	225.3
Changes in operating assets and liabilities	9.8	42.2
Pension and other postretirement benefits plan contributions	(17.9)	(16.4)
Net cash provided by operating activities	$203.5	$217.9

Capital expenditures	(104.4)	(108.5)
All other cash provided by investing activities	97.0	133.2
Net cash (used in) provided by investing activities	$(7.4)	$24.7

Net cash used in financing activities	$(77.2)	$(294.3)

Effect of exchange rate on cash, cash equivalents and restricted cash	(16.8)	17.3

Net increase (decrease) in cash, cash equivalents and restricted cash	$102.1	$(34.4)

Cash, cash equivalents and restricted cash at beginning of year	301.5	335.9

Cash, cash equivalents and restricted cash at end of period	$403.6	$301.5

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Three Months Ended December 31, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Three Months Ended December 31, 2018						For the Three Months Ended December 31, 2017
	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share	Income from operations	Investment and other income - net	Income tax expense	Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share
GAAP basis measures	$204.0	$90.0	$(5.7)	$43.3	$(22.7)	$(0.32)	$101.9	$(4.2)	$116.1	$(52.8)	$(0.75)

Non-GAAP adjustments:
Restructuring, impairment and other-net (2)	—	16.0	—	(0.9)	16.9	0.24	6.3	—	5.2	1.1	0.01
Loss on debt extinguishments (3)	—	—	—	0.5	31.8	0.45	—	—	—	—	—
Tax expense related to the enactment of the Tax Cuts and Jobs Act (4)	—	—	—	(23.0)	23.0	0.32	—	—	(110.3)	110.3	1.57
Income tax adjustment (5)	—	—	—	4.6	(4.6)	(0.06)	—	—	3.0	(3.0)	(0.04)
All other (6)	(0.1)	1.0	—	—	1.0	0.01	—	(1.6)	0.1	1.5	0.02
Total Non-GAAP adjustments	(0.1)	17.0	—	(18.8)	68.1	0.96	6.3	(1.6)	(102.0)	109.9	1.56
Non-GAAP measures	$203.9	$107.0	$(5.7)	$24.5	$45.4	$0.64	$108.2	$(5.8)	$14.1	$57.1	$0.81

Additional non-GAAP information:					2018	2017
Gross margin (1)					20.1%	18.9%
Adjusted SG&A as a % of total net sales (1)					11.6%	10.8%
Adjusted operating margin					6.1%	5.6%
Adjusted effective tax rate					35.0%	19.7%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other - net: charges incurred in the fourth quarter of 2018 included pre-tax charges of $9.7 million for impairment and other charges, including MEPP withdrawal obligations; $4.6 million for lease termination and other restructuring charges; and $1.7 million for employee termination costs. Charges incurred in the fourth quarter of 2017 included pre-tax charges of $4.0 million for employee termination costs; $1.3 million for impairment and other charges, including MEPP withdrawal obligations; and $1.0 million of lease termination and other restructuring costs.

(3)

Loss on debt extinguishments: related to premiums paid in connection with tenders, unamortized debt issuance costs and other expenses associated with the tender offer during the fourth quarter of 2018.

(4)

Tax expense related to the enactment of the Tax Cuts and Jobs Act: the fourth quarter of 2018 included a $23.0 million adjustment to the provisional one-time transition tax recorded at December 31, 2017. The fourth quarter of 2017 included a provisional estimate for the one-time transition tax on foreign earnings of $103.5 million, as well as a provisional adjustment to the net deferred tax assets for the reduced corporate income tax rate of $6.8 million.

(5)	Income tax adjustment: related to adjustments to deferred taxes.
(6)

All other: primarily included $0.9 million for a final working capital adjustment on the sale of our Print Logistics business within the Business Services segment, $0.4 million of non-cash pension settlement charges and a pre-tax gain of $0.4 million resulting from the sale of certain of our affordable housing investments in the fourth quarter of 2018. In the fourth quarter of 2017, included $1.6 million of non-cash pension settlement charges.

R.R. Donnelley & Sons Company
Reconciliation of GAAP to Non-GAAP Measures
For the Twelve Months Ended December 31, 2018 and 2017
(UNAUDITED)
(in millions, except per share data)

	For the Twelve Months Ended December 31, 2018						For the Twelve Months Ended December 31, 2017
	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share	SG&A (1)	Income from operations	Investment and other income - net	Income tax expense	Net (loss) earnings attributable to common stockholders	Net (loss) earnings attributable to common stockholders per diluted share
GAAP basis measures	$830.4	$208.6	$(20.4)	$37.9	$(11.0)	$(0.16)	$860.4	$211.4	$(63.8)	$108.7	$(34.4)	$(0.49)

Non-GAAP adjustments:
Restructuring, impairment and other-net (2)	—	38.8	—	5.5	33.3	0.47	—	53.0	—	13.0	40.0	0.57
Loss on debt extinguishments (3)	—	—	—	0.6	31.8	0.45	—	—	—	7.5	12.6	0.18
Net gain on investments (4)	—	—	0.4	(0.1)	(0.3)	—	—	—	43.7	1.2	(44.9)	(0.64)
Gain on disposal of businesses (5)	—	(3.7)	—	1.4	(5.1)	(0.07)	—	—	—	—	—	—
Tax expense related to the enactment of the Tax Cuts and Jobs Act (6)	—	—	—	(5.7)	5.7	0.08	—	—	—	(110.3)	110.3	1.57
Income tax adjustment (7)	—	—	—	6.4	(6.4)	(0.09)	—	—	—	3.0	(3.0)	(0.04)
All other (8)	(0.1)	0.1	(1.9)	0.3	1.7	0.02	(3.3)	3.3	(1.6)	1.4	3.5	0.05
Total Non-GAAP adjustments	(0.1)	35.2	(1.5)	8.4	60.7	0.86	(3.3)	56.3	42.1	(84.2)	118.5	1.69
Non-GAAP measures	$830.3	$243.8	$(21.9)	$46.3	$49.7	$0.70	$857.1	$267.7	$(21.7)	$24.5	$84.1	$1.20

Additional non-GAAP information:				2018	2017
Gross margin (1)				18.5%	19.0%
Adjusted SG&A as a % of total net sales (1)				12.2%	12.4%
Adjusted operating margin				3.6%	3.9%
Adjusted effective tax rate				47.5%	22.3%

(1)	Exclusive of depreciation and amortization.
(2)

Restructuring, impairment and other - net: charges incurred during the twelve months ended December 31, 2018 included pre-tax charges of $16.6 million for lease termination and other restructuring charges; $12.9 million for employee termination costs; and $9.3 million for impairment and other charges, including MEPP withdrawal obligations. Charges incurred during the twelve months ended December 31, 2017 included pre-tax charges of $24.7 million for impairment and other charges, including MEPP withdrawal obligations; $23.5 million for employee termination costs; and $4.8 million of lease termination and other restructuring costs.

(3)

Loss on debt extinguishments: related to premiums paid in connection with tenders, unamortized debt issuance costs and other expenses associated with the tender offer during the twelve months ended December 31, 2018. During the twelve months ended December 31, 2017, related to the premiums paid in connection with the tenders, unamortized debt issuance costs and other expenses due to the repurchase of debentures and senior notes, the debt-for-equity exchange of senior notes and the amendment and restatement of the credit agreement.

(4)

Net gain on investments: included a pre-tax gain of $0.4 million resulting from the sale of certain of our affordable housing investments during the twelve months ended December 31, 2018. During the twelve months ended December 31, 2017, included a pre-tax non-cash net realized gain of $94.0 million ($95.7 million after-tax) resulting from the debt-for-equity exchange of the Company’s retained shares of Donnelley Financial for certain outstanding senior notes and a pre-tax gain of $1.3 million ($0.8 million after-tax) resulting from the sale of certain of our affordable housing investments, partially offset by a pre-tax loss of $51.6 million ($51.6 million after-tax) resulting from the sale of our retained shares in LSC.

(5)	Gain on disposal of businesses: primarily included a gain on the sale of the Print Logistics business within the Business Services segment during the twelve months ended December 31, 2018.
(6)

Tax expense related to the enactment of the Tax Cuts and Jobs Act: the twelve months ended December 31, 2018, included a $4.2 million increase to adjust the provisional one-time transition tax recorded at December 31, 2017 and a $1.5 million expense related to the reduced corporate income tax rate. The twelve months ended December 31, 2017, included a provisional estimate for the one-time transition tax on foreign earnings of $103.5 million, as well as a provisional adjustment to the net deferred tax assets for the reduced corporate income tax rate of $6.8 million.

(7)	Income tax adjustment: related to adjustments to deferred taxes.
(8)

All other: primarily included $1.9 million of non-cash pension settlement charges during the twelve months ended December 31, 2018. During the twelve months ended December 31, 2017, included $3.3 million of charges related to consulting and other expenses associated with the 2016 spinoff transactions and $1.6 million of non-cash pension settlement charges.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Three Months Ended December 31, 2018 and 2017
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Three Months Ended December 31, 2018
Net sales	$1,430.8	$332.6	$—	$1,763.4
Income (loss) from operations	89.4	21.9	(21.3)	90.0
Operating margin %	6.2%	6.6%	nm	5.1%

Non-GAAP Adjustments
Acquisition-related expenses	—	—	0.1	0.1
Restructuring, impairment and other-net	14.2	0.2	1.6	16.0
Other	0.9	—	—	0.9
Total Non-GAAP adjustments	15.1	0.2	1.7	17.0

Non-GAAP income (loss) from operations	$104.5	$22.1	$(19.6)	$107.0
Non-GAAP operating margin %	7.3%	6.6%	nm	6.1%

Depreciation and amortization	29.7	12.1	2.1	43.9
Investment and other income-net (1)	1.2	—	4.5	5.7
Non-GAAP Adjusted EBITDA	$135.4	$34.2	$(13.0)	$156.6
Non-GAAP Adjusted EBITDA margin %	9.5%	10.3%	nm	8.9%

For the Three Months Ended December 31, 2017
Net sales	$1,597.0	$328.8	$—	$1,925.8
Income (loss) from operations	95.8	25.4	(19.3)	101.9
Operating margin %	6.0%	7.7%	nm	5.3%

Non-GAAP Adjustments
Restructuring, impairment and other-net	3.8	0.3	2.2	6.3
Total Non-GAAP adjustments	3.8	0.3	2.2	6.3

Non-GAAP income (loss) from operations	$99.6	$25.7	$(17.1)	$108.2
Non-GAAP operating margin %	6.2%	7.8%	nm	5.6%

Depreciation and amortization	34.9	12.5	0.9	48.3
Investment and other income-net (1)	1.0	—	4.8	5.8
Non-GAAP Adjusted EBITDA	$135.5	$38.2	$(11.4)	$162.3
Non-GAAP Adjusted EBITDA margin %	8.5%	11.6%	nm	8.4%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance. Non-GAAP adjustments from investment and other income-net for the three months ended December 31, 2018 included non-cash pension settlement charges of $0.4 million and a pre-tax gain of $0.4 million resulting from the sale of certain of our affordable housing investments. Non-GAAP adjustments from investment and other income-net for the three months ended December 31, 2017 included $1.6 million of non-cash pension settlement charges.

R.R. Donnelley & Sons Company
Segment GAAP to Non-GAAP Income from Operations and Non-GAAP Adjusted EBITDA and Margin Reconciliation
For the Twelve Months Ended December 31, 2018 and 2017
(UNAUDITED)
(in millions)

	Business Services	Marketing Solutions	Corporate	Consolidated
For the Twelve Months Ended December 31, 2018
Net sales	$5,619.1	$1,181.1	$—	$6,800.2
Income (loss) from operations	242.3	54.6	(88.3)	208.6
Operating margin %	4.3%	4.6%	nm	3.1%

Non-GAAP Adjustments
Acquisition-related expenses	—	—	0.1	0.1
Restructuring, impairment and other-net	25.8	3.9	9.1	38.8
Gain on disposal of businesses	(3.7)	—	—	(3.7)
Total Non-GAAP adjustments	22.1	3.9	9.2	35.2

Non-GAAP income (loss) from operations	$264.4	$58.5	$(79.1)	$243.8
Non-GAAP operating margin %	4.7%	5.0%	nm	3.6%

Depreciation and amortization	128.4	47.4	5.6	181.4
Investment and other income-net (1)	3.7	—	18.2	21.9
Non-GAAP Adjusted EBITDA	$396.5	$105.9	$(55.3)	$447.1
Non-GAAP Adjusted EBITDA margin %	7.1%	9.0%	nm	6.6%

For the Twelve Months Ended December 31, 2017
Net sales	$5,762.7	$1,176.9	$—	$6,939.6
Income (loss) from operations	248.6	30.8	(68.0)	211.4
Operating margin %	4.3%	2.6%	nm	3.0%

Non-GAAP Adjustments
Restructuring, impairment and other-net	17.8	25.3	9.9	53.0
Spinoff-related transaction expenses	—	—	3.3	3.3
Total Non-GAAP adjustments	17.8	25.3	13.2	56.3

Non-GAAP income (loss) from operations	$266.4	$56.1	$(54.8)	$267.7
Non-GAAP operating margin %	4.6%	4.8%	nm	3.9%

Depreciation and amortization	139.9	47.4	4.1	191.4
Investment and other income-net (1)	3.8	—	17.9	21.7
Non-GAAP Adjusted EBITDA	$410.1	$103.5	$(32.8)	$480.8
Non-GAAP Adjusted EBITDA margin %	7.1%	8.8%	nm	6.9%

(1)

Represents amounts in investment and other income-net that are not non-GAAP adjustments, and primarily includes pension and postretirement benefits interest cost, expected return on plan assets and net amortization; and gains on company-owned life insurance. The twelve months ended December 31, 2017 includes dividend income from LSC. Non-GAAP adjustments from investment and other income-net for the twelve months ended December 31, 2018, included $1.9 million of non-cash pension settlement charges and a pre-tax gain of $0.4 million resulting from the sale of certain of our affordable housing investments. Non-GAAP adjustments from investment and other income-net for the twelve months ended December 31, 2017, included pre-tax net realized gain of $94.0 million resulting from the debt-for-equity exchange of our retained shares of Donnelley Financial for certain outstanding senior notes and a pre-tax gain of $1.3 million resulting from the sale of certain of our affordable housing investments, partially offset by a pre-tax loss of $51.6 million resulting from the sale of our retained shares in LSC and $1.6 million of non-cash pension settlement charges.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Three Months Ended December 31, 2018
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(10.4%)	1.2%	(8.4%)
Less:
Year-over-year impact of changes in foreign currency rates	(1.2%)	---%	(1.0%)
Year-over-year impact of dispositions (1)	(7.5%)	---%	(6.2%)

Net organic sales change	(1.7%)	1.2%	(1.2%)

(1)	Adjusted for net sales of our Print Logistics business, disposed in the third quarter of 2018.

R.R. Donnelley & Sons Company
Reconciliation of Reported to Organic Net Sales
For the Twelve Months Ended December 31, 2018
(UNAUDITED)

	Business Services	Marketing Solutions	Consolidated
Reported net sales change	(2.5%)	0.4%	(2.0%)
Less:
Year-over-year impact of changes in foreign currency rates	0.2%	---%	0.2%
Year-over-year impact of dispositions (1)	(3.9%)	---%	(3.3%)

Net organic sales change	1.2%	0.4%	1.1%

(1)	Adjusted for net sales of our Print Logistics business, disposed in the third quarter of 2018.

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Three Months Ended December 31, 2018 and 2017
(UNAUDITED)
(in millions)

	For the Three Months Ended December 31,
	2018	2017

GAAP net loss attributable to RRD common stockholders	$(22.7)	$(52.8)

Adjustments
Income attributable to noncontrolling interests	0.2	0.5
Income tax expense	43.3	116.1
Interest expense - net	42.6	42.3
Depreciation and amortization	43.9	48.3
Restructuring, impairment and other-net	16.0	6.3
Loss on debt extinguishment	32.3	—
Other	1.0	1.6
Total Non-GAAP adjustments	179.3	215.1

Non-GAAP adjusted EBITDA	$156.6	$162.3

Net sales	$1,763.4	$1,925.8
Non-GAAP adjusted EBITDA margin %	8.9%	8.4%

R.R. Donnelley & Sons Company
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA
For the Twelve Months Ended December 31, 2018 and 2017
(UNAUDITED)
(in millions)

	For the Twelve Months Ended December 31,
	2018	2017

GAAP net loss attributable to RRD common stockholders	$(11.0)	$(34.4)

Adjustments
Income attributable to noncontrolling interests	1.4	1.2
Income tax expense	37.9	108.7
Interest expense - net	168.3	179.6
Depreciation and amortization	181.4	191.4
Restructuring, impairment and other-net	38.8	53.0
Loss on debt extinguishment	32.4	20.1
Net gain on sale of LSC and Donnelley Financial shares	—	(42.4)
Gain from the sale of certain of our affordable housing investments	(0.4)	(1.3)
Net gain on disposal of businesses	(3.7)	—
Other	2.0	4.9
Total Non-GAAP adjustments	458.1	515.2

Non-GAAP adjusted EBITDA	$447.1	$480.8

Net sales	$6,800.2	$6,939.6
Non-GAAP adjusted EBITDA margin %	6.6%	6.9%